Consent of Independent Registered Public Accounting Firm

To The Board of Directors

SGOCO Group, Ltd. and Subsidiaries

We consent to the use of our reports dated April 28, 2011, with respect to the consolidated balance sheets of SGOCO Group, Ltd. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 20-F of SGOCO Group, Ltd., in the Registration Statement of SGOCO Group, Ltd. on Form S-8 (File No.333-172406).

/S/ Frazer Frost, LLP

Brea, California

April 28, 2011